Exhibit 3.117

KRATOS INTEGRAL HOLDINGS. LLC

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Kratos Integral Holdings, LLC, a Maryland limited liability company, is made effective as of December 15, 2011 by and between the signatories hereto.

Explanatory Statement

The parties hereto have agreed to organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties hereto, intending legally to be bound, agree as follows:

ARTICLE I

Defined Terms

The following capitalized terms shall have the meanings specified in this Article I. Other terms are defined in the text of this Agreement, and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Maryland Limited Liability Company Act, as amended from time to time.

“Agreement” means this Amended and Restated Operating Agreement and the exhibits attached hereto as originally executed and as amended from time to time, as the context requires. Words such as “herein”, “hereinafter”, “hereof, “hereto”, “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole unless the context otherwise requires.

“Capital Contribution” means, with respect to the Member, the amount of money and the initial value of any property (other than money) contributed to the Company.

“Company” means the limited liability company formed in accordance with this Agreement.

“Entity” means any general partnership, limited partnership, corporation, joint venture, limited liability company, limited liability partnership, trust, business trust, cooperative, association or other form of organization.

“Involuntary Withdrawal” means, with respect to the Member, the occurrence of any of the events described in §4A-606(3) through (9) of the Act.

“Member” means the Person signing this Agreement as a Member.

“Net Cash Flow” means all cash funds received by the Company (not including Capital Contributions but including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay expenses and to pay, or to establish reasonable reserves for, future expenses, fees, commissions, debt payments, capital improvements and replacements, plus any reduction in such reserves, all as determined by the Member.

“Percentage” means, as to the Member, the percentage set forth after the Member’s name on Exhibit A.

“Person” means any individual or Entity, and the heirs, executors, administrators, successors and assigns of such Person.

“SPAT” means the State Department of Assessments and Taxation of Maryland.

ARTICLE II

Formation and Name; Office; Purpose and Term

2.1                         Organization. The Member desires to organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, has caused Articles of Organization to be executed and filed for record with SDAT. Any officer of the Member is hereby designated as an “authorized person,” as that term is defined in Section 4A-101(c) of the Act, for purposes of executing and filing any documents or certificates that may be required to be filed on behalf of the Company with SDAT from time to time.

2.2                         Name of the Company. The name of the Company shall be “Kratos Integral Holdings, LLC.” The Company may do business under that name and under any other name or names which the Member selects. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a trade name certificate as required by law.

2.3                         Purpose. The purposes for which the Company is formed are (1) to engage in any lawful act or activity for which limited liability companies may be organized under the Act and (2) to carry on any and all business, transactions and activities incidental or related thereto, which may be deemed desirable by the members of the Company, to the fullest extent empowered and permitted by law.

2.4                         Principal Office. The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, MD 21202.

2.5                         Resident Agent. The name and address of the resident agent of the Corporation are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, MD 21202.

2.6                         Member. The name and Percentage of the Member are set forth on Exhibit A.

ARTICLE III

Members; Capital; Capital Accounts

3.1                          Initial Capital Contribution. The name and initial Capital Contribution of the Member, paid in full as of the date hereof, are set forth in Exhibit A.

3.2                          No Other Capital Contributions. The Member shall not be required to contribute any additional capital to the Company, and except as set forth in the Act, the Member shall not have any personal liability for any obligations of the Company.

3.3                          No Interest on Capital Contributions. The Member shall not be paid interest on his Capital Contributions.

3.4                          Return of Capital Contributions. Except as otherwise provided in this Agreement, the Member shall have no right to receive the return of any Capital Contribution.

3.5                          Loans. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

ARTICLE IV

Distributions

4.1                          Distributions of Net Cash Flow. Net Cash Flow for each year of the Company shall be distributed to the Member at such times as the Member may determine.

4.2                          Liquidation and Dissolution. If the Company is liquidated, the assets of the Company shall be distributed to the Member as provided in Section 6.3.

ARTICLE V

Management: Rights, Powers, and Duties

5.1                          Management. The Company shall be managed by its sole Member. The Member shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs. The sole Member may, by resolution, appoint one or more officers to assist in the management of the affairs of the Company. Such officers shall serve at the pleasure of the sole Member and shall have such powers and duties as the sole Member shall deem necessary or advisable.

5.2                          Liability and Indemnification.

5.2.1                The Member, and any officers appointed by the Member, shall not be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by the Member, or by an officer appointed by the Member, within the scope of the authority conferred on the Member or the officer, as applicable, by this Agreement or, in the case of an officer, by resolution of the Member setting forth the powers and duties of such officer, except for fraud, gross negligence, or an intentional breach of this Agreement. The Company hereby agrees to indemnify the Member, and any officers appointed by the Member, for any act performed by the Member, or by an officer appointed by the Member, within the scope of the authority conferred on the Member or the officer, as applicable, by this Agreement or, in the case of an officer, by resolution of the Member setting forth the powers and duties of such officer, except for fraud, gross negligence, or an intentional breach of this Agreement. The Company shall indemnify and hold harmless and advance expenses, to the fullest extent to which such persons are entitled to be indemnified and held harmless under the Maryland General Corporation Law as of the date of this Agreement, each present and former officer, director or employee of Integral Systems, Inc., a Maryland corporation (the “Predecessor”), and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Predecessor or any of its subsidiaries or is or was serving at the request of the Predecessor or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity or (ii) matters related to the Predecessor or its subsidiaries existing or occurring at or prior to the effective time (the “Effective Time”) of the merger (the “Merger”) of Predecessor with IRIS Merger Sub Inc., a Maryland corporation, whether asserted or claimed prior to, at or after such Effective Time, to the fullest extent permitted under applicable law. Moreover, all rights to indemnification, expenses and exculpation existing in favor of the former or present directors and officers of the Predecessor for their acts and omissions occurring prior to the Effective Time, as provided in the Charter and Bylaws of the Predecessor as of the date of the execution of the merger agreement related to the Merger shall be observed by the Company for a period of six years from the Effective Time. Any indemnity under this Section shall be provided out of and to the extent of the assets of the Company only.

ARTICLE VI

Dissolution, Liquidation, and Termination of the Company

6.1                          Events of Dissolution. The Company shall be dissolved upon the decision of the Member to dissolve the Company.

6.2                          Involuntary Withdrawal. The Company shall not dissolve upon the occurrence of an Involuntary Withdrawal of the Member.

6.3                          Procedure for Winding Up and Dissolution. If the Company is dissolved, the Member shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including the Member if the Member is a creditor, in satisfaction of the liabilities of the Company, and then to the Member. If the Company is dissolved, the Member or the Member’s legal or personal representative shall promptly file Articles of Cancellation with SDAT.

ARTICLE VII

Books, Records, Accounting, and Tax Elections

7.1                          Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Member shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

7.2                          Books and Records.

7.2.1                  The Member shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the articles of organization and operating agreement and all amendments to the articles of organization and operating agreement, and a current record of the name and last known business, residence, or mailing address of the Member.

7.2.2                  The books and records of the Company shall be maintained in accordance with generally accepted accounting principles and procedures applied in a consistent manner. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company business.

7.3                           Annual Accounting Period. The annual accounting period of the Company shall be a calendar year.

ARTICLE VIII

General Provisions

8.1                          Complete Agreement. This Agreement constitutes the complete and exclusive statement of this Agreement. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Member.

8.2                          Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Maryland.

8.3                          Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

8.4                          Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

8.5                          Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in any United States District Court for the District of Maryland or any Maryland State Court having jurisdiction over the subject matter of the dispute or matter. The Member hereby consents to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

8.6                          Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

8.7                          Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

[THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been executed under seal as of the date set forth hereinabove.

WITNESS:	MEMBER:

KRATOS DEFENSE & SECURITY
SOLUTIONS, INC.

/s/ Laura Siegal	/s/ Deborah Butera	(SEAL)
Laura Siegal	Name:	Deborah Butera
	Title:	Senior Vice President, General Counsel and
Secretary/Registered In-House Counsel

[SIGNATURE PAGE TO AMENDED AND RESTATED

OPERATING AGREEMENT]

EXHIBIT A

Member, Capital and Percentage

	Fair Market Value
Name and Address	Of Initial Capital
of Member	Contribution	Percentage

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.	$1,000	100%